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                                                                    Exhibit 2(c)

                                   AGREEMENT


                 WHEREAS, NorAm Energy Corp. ("NorAm"), Houston Industries Incorporated ("HI"), Houston Lighting & Power Company and HI Merger Inc. (together, the "Parties") have entered into that certain Agreement and Plan of Merger dated as of August 11, 1996 (the "Merger Agreement"); and

                 WHEREAS, NorAm and HI have subsequently discussed continuing the participation of NorAm employees in certain annual variable pay plans through December 31, 1997, rather than making pro-rated payments to participants under such plans as provided in Section 5.10(e) of the Merger Agreement.

                 NOW, THEREFORE, the Parties hereby agree as follows:

1. Section 5.10(e) of the Merger Agreement is hereby amended to read as follows:

         "For the calendar year ending December 31, 1996, NorAm will pay to each employee of NorAm and the NorAm Affiliates who is a participant in a NorAm annual incentive compensation plan or a variable pay program the amount of annual incentive compensation or variable pay awarded to such employee for 1996 based on the level of performance goals actually attained by NorAm. The amount of such incentive compensation or variable pay will be determined in accordance with normal practice and will be paid on or before March 15, 1997.

         For the calendar year ending December 31, 1997, annual incentive compensation and annual variable pay awarded to employees of NorAm and the NorAm Affiliates under any plan or program including, without limitation, Section 9 of the 1994 Incentive Equity Plan (also known as the Annual Incentive Award Plan), the All Employee Incentive Plan (also known as the All Employee Incentive Opportunity Plan) and the Gas Marketing Incentive Plan (the "Plans") will be paid to such employees in accordance with the terms and conditions on which the awards were originally based, subject to the following modifications:

                 (1) In no event shall any individual who is an employee of NorAm or any affiliate of NorAm at the close of business on August 5, 1997 be paid less than an amount equal to 218/365 multiplied by the amount of the award that would have been payable to the employee had the applicable performance goals been achieved at the target level of performance. Any individual whose employment with NorAm and its affiliates terminates on or after the Effective Time and prior to December 31, 1997, shall be paid the award contemplated hereby as soon as practicable following termination of employment, but in no event later than 10 days following termination of employment.

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                 (2)      Performance with respect to any goals based on (i)
                 earnings per share, or (ii) cash flow (where applicable), shall be measured utilizing the following assumptions:

                          (A) The number of shares and the level of convertible securities outstanding at any applicable time shall be deemed to be the same as the number of shares and level of convertible securities outstanding immediately prior to the Effective Time.

                          (B) Interest expense and distributions on convertible securities will be calculated from August 6, 1997 through December 31, 1997 as if the balances outstanding on August 6, 1997 remained outstanding through December 31, 1997.

                          (C)     Corporate overhead expenses will be
                          determined from August 6, 1997 through December 31, 1997 in accordance with NorAm's 1997 budget.

                          (D) No costs directly related to the Merger, and no costs related to amortization of new goodwill will be taken into account.

                 (3) Performance with respect to any goals based on (i) return on capital employed or (ii) cash flow shall be measured assuming continuation of dividend payments with the frequency that such payments were made from August 1, 1996 through August 1, 1997, at the level most recently paid prior to August 6, 1997.

                 (4) Any other goals that cannot be accurately measured following the Merger without utilization of assumptions similar to those set forth above shall be measured utilizing such assumptions as the appropriate officers of HL&P deem fair and equitable in their sole discretion."

         2. NorAm hereby represents that Exhibit A hereto is a true and correct representation of all of the performance goals originally applicable under the Plans for 1997 annual awards.

         3. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, it being understood that all parties need not sign the same counterpart.
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         IN WITNESS WHEREOF, each Party has caused this Agreement to be signed by its duly authorized officer this 5th day of August, 1997.

                                  NORAM ENERGY CORP.


                                  By: /s/ T. Milton Honea
                                     ----------------------------------------
                                    Name: T. Milton Honea
                                         ------------------------------------
                                    Title: Chairman of the Board, President
                                          -----------------------------------
                                           and Chief Executive Officer

                                  HOUSTON INDUSTRIES INCORPORATED


                                  By: /s/ Hugh Rice Kelly
                                    -----------------------------------------
                                    Name: Hugh Rice Kelly
                                         ------------------------------------
                                    Title: Executive Vice President, General
                                          -----------------------------------
                                           Counsel and Corporate Secretary

                                  HOUSTON LIGHTING & POWER COMPANY


                                  By: /s/ Hugh Rice Kelly
                                    -----------------------------------------
                                    Name: Hugh Rice Kelly
                                         ------------------------------------
                                    Title: Senior Vice President, General
                                          -----------------------------------
                                           Counsel and Corporate Secretary

                                  HI MERGER, INC.


                                  By: /s/ Stephen W. Naeve
                                    -----------------------------------------
                                    Name: Stephen W. Naeve
                                         ------------------------------------
                                    Title: President
                                          -----------------------------------